Exhibit 3.260

STATE OF DELAWARE
CERTIFICATE OF FORMATION
OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.
The name of the limited liability company Virgin Mobile USA - Evolution, LLC.

2.
The Registered Office of the limited liability company in the State of Delaware is located at 251 Little Falls Drive (street), in the City of Wilmington, Zip Code 19808.  The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company.

/s/ Stefan K. Schnopp
Authorized Person

Name:	Stefan K. Schnopp
Print or Type

State of Delaware
Certificate of Correction
of a Limited Liability Company
to be filed pursuant to Section 18-211(a)

1.	The name of the Limited Liability Company is: VIRGIN MOBILE USA - EVOLUTION, LLC.

2.
That a Certificate of Conversion was filed by the Secretary of State of Delaware on August 28, 2017, and that said Certificate requires correction as permitted by Section 18-211 of the Limited Liability Company Act.

3.	The inaccuracy or defect of said Certificate is: (must give specific reason) The Certificate of Conversion should have had an effective date of August 31, 2017.

4.	The Certificate is hereby corrected to read as follows: Adding an article 6: the Conversion effective date is August 31, 2017.

IN WITNESS WHEREOF, said corporation has caused this. Certificate of Correction this 30th day of August, AD, 2017.

By:	/s/ Katie True-Awtry

Name:	Katie True-Awtry

Title:	Assistant Secretary